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                                                        Exhibit 9(a)

                            ADMINISTRATION AGREEMENT

  ADMINISTRATION AGREEMENT made as of the 1st day of January, 1995, by and between THE PARKSTONE GROUP OF FUNDS, a Massachussetts business trust (the "Group"), and The Winsbury Company Limited Partnership, d/b/a The Winsbury Company, an Ohio limited partnership (the "Administrator" ).

  WHEREAS, the Group is an open-end management investment company which has filed a registration statement (the "Registration Statement" ) under the Investment Company Act of 1940, as amended (the "1940 Act") and the Securities Act of 1933.

  WHEREAS, the Group is comprised of several separate investment portfolios;
and

  WHEREAS, the Group desires to avail itself of the services, information, advice, assistance and facilities of the Administrator in performing services for the portfolios indicated on Schedule A to this Agreement (the "Funds"); and

  NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

  1. Appointment of the Administrator. The Group hereby appoints the Administrator to assist in supervising all aspects of the operations of the Funds except those performed by the investment adviser for the Group under its Investment Advisory Agreements, the custodians for the Group under its custodian agreements, the transfer agent for the Group under its Transfer Agency Agreement and the fund accountant for the Group under its Fund Accounting Agreement, subject to the control and direction of the Group's Board of Trustees, for the period and on the terms hereinafter set forth. The Administrator hereby accepts such appointment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided.

  2. Services as Administrator. Administrator will maintain office facilities (which may be in the offices of Administrator or an affiliate but shall be in such location as the Group shall reasonably determine); furnish statistical and research data, clerical and certain bookkeeping services and stationery and office supplies; prepare the periodic reports to the Securities and Exchange Commission (the "Commission") on Form N-SAR or any replacement forms therefor; compile data for, prepare for execution by the funds and file all the Funds' federal and state tax returns and required tax filings other than those required to be made by the Funds' custodian and transfer agent; prepare compliance filings pursuant to state securities laws with the advice of the Group's counsel; assist to the extent requested by the Group with the Group's preparation of its Annual and Semi-Annual Reports to Shareholders and its Registration Statements (on Form N-1A or any replacement therefor); compile data for, prepare and file timely Notices to the Commission required pursuant to Rule 24f-2 under the 1940 Act; keep and maintain the financial accounts and records of the Funds, including calculation of daily expense accruals; in the case of the money market funds, determine the actual variance from $1.00 of the Fund's net asset value per share; and generally assist in all aspects of the operations of the Funds. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Administrator hereby agrees that all records which it maintains for the Group are the property of the Group and further agrees to surrender

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promptly to the Group any of such records upon the Group's request.
Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act. The Administrator may delegate some or all of its responsibilities under this Agreement to one or more sub-administrators.

  3. Fees and Expenses. In consideration of services rendered pursuant to this Agreement, each of the Funds will pay to the Administrator on the first business day of each month, or at such time(s) as Administrator shall request and the parties hereto shall agree, a fee computed daily and paid as specified below equal to the lesser of (a) the fee calculated at the applicable annual rate of the value of each Fund's average daily net assets set forth in Schedule A hereto or (b) such other fee as may from time to time be agreed upon in writing by the Group and the Administrator. If the Administrator shall serve for less than the whole of any month, the foregoing compensation shall be prorated. For the purpose of determining fees payable to the Administrator, the value of each Fund's net assets shall be computed at the times and in the manner specified in the Group's Registration Statement.

  Administrator will from time to time employ or associate with itself such person or persons as Administrator may believe to be particularly fitted to assist it in the performance of this Agreement. Such person or persons may be partners, officers, or employees who are employed by both the Administrator or the Group. The compensation of such person or persons shall be paid by Administrator and no obligation may be incurred on behalf of the Funds in such respect. Other expenses to be incurred in the operation of the Funds including taxes, interest, brokerage fees and commissions, if any, fees of Trustees who are not partners, officers, directors, shareholders or employees of Administrator or investment adviser or distributor of the Funds, Commission fees and state Blue Sky qualification and renewal fees and expenses, investment advisory fees, custodian fees, transfer and dividend disbursing agents' fees, fund accounting fees including pricing of portfolio securities, certain insurance premiums, outside auditing and legal expenses, costs of maintenance of corporate existence, typesetting and printing prospectuses for regulatory purposes and for distribution to current Shareholders of the Funds, costs of Shareholders' and Trustees' reports and meetings and any extraordinary expenses will be borne by the Funds.

  4. Expense Reimbursement. If in any fiscal year the aggregate expenses of a particular Fund (as defined under the securities regulations of any state having jurisdiction over the Group) exceed applicable limits under state securities regulations or are in excess of any voluntary expense limitations set forth in the Group's current Registration Statement, the Administrator shall reimburse such Fund for a portion of such excess expenses equal to such excess expense multiplied by the ratio of the fees respecting such Fund otherwise payable to the Administrator hereunder and to the First of America Investment Corporation under the Investment Advisory Agreement for such Fund. The expense reimbursement obligation of the Administrator is limited to the amount of its fees hereunder for such fiscal year, provided, however, that notwithstanding the foregoing, Administrator shall reimburse a particular Fund for such proportion of such excess expenses regardless of the amount of fees paid to it during such fiscal year to the extent the securities regulations of any state having jurisdiction of the Group so require. Such expense reimbursement, if any, will be estimated daily and reconciled and paid on a monthly basis.





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  5. Proprietary and Confidential Information.  Administrator agrees on behalf of itself and its partners and employees to treat confidentially and as proprietary information of the Group all records and other information relative to the Group and prior, present, or potential Shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Group.

  6. Liability. Administrator, in rendering its services hereunder, agrees to use its best judgment and efforts, and the Group agrees that Administrator shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Administrator in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also a partner, employee, or agent of Administrator, who may be or become an officer, Trustee, employee, or agent of the Group or the Funds shall be deemed, when rendering services to the Group or the Funds, or acting on any business of that party, to be rendering such services to or acting solely for that party and not as a partner, employee, or agent or one under the control or direction of Administrator even though paid by it.

  7. Limitation of Group's Liability. The Administrator acknowledges that it has received notice of and accepts the limitations upon the Group's liability set forth in its Declaration of Trust. The Administrator agrees that any of the Group's obligations shall be limited to the assets of the Funds and that the Administrator shall not seek satisfaction of any such obligation from the shareholders of the Group nor from any Trustee, Group employee or agent of the Group.

  8. Duration, Renewal and Termination. This Agreement shall become effective as of the date first written above and, unless sooner terminated as provided herein, shall continue until December 31, 1999 and thereafter shall be renewed for successive five-year terms, unless written notice not to renew is given by the non-renewing party to the other party at least 60 days prior to the expiration of the then-current term. This Agreement is terminable with respect to a particular Fund only upon mutual agreement of the parties hereto or for "cause" (as defined below) by the party alleging "cause," in either case on not less than 60 days' notice by the Group's Board of Trustees or by Administrator.

  For purposes of this Agreement, "cause" shall mean (a) willful misfeasance, bad faith, gross negligence, or reckless disregard on the part of either party with respect to its obligations and duties set forth herein; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which either party has been found guilty of criminal or unethical behavior in the conduct of its business; (c) the dissolution or liquidation of either party or other cessation of business other than a reorganization or recapitalization of such party as an ongoing business; financial difficulties on the part of either party which is evidenced by the authorization or commencement of, or involvement by way of pleading, aswer, consent, or acquiescence in, a





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voluntary or involuntary case under Title 11 of the United States code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or (e) any circumstance which substantially impairs the performance of either party's obligations and duties as contemplated herein.

  9. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent applicable law of the State of Ohio, or any of the provisions herein, conflict with applicable provisions of the 1940 Act, the latter shall control.

  10. Names. The names "The Parkstone Group of Funds" and "Trustees of the Parkstone Group of Funds" refer respectively to the Trust created and the Trustees, as trustees but no individually or personally, acting from time to time under an Agreement and Declaration of Trust dated March 25, 1987 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and the principal office of the Trust. The obligations of "The Parkstone Group of Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the property of the Trust, and all persons dealing with any class of shares of the Trust must look solely to the property of the Trust belonging to such class for the enforcement of any claims against the Trust.

  11. Miscellaneous. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all parties.





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  IN WITNESS HEREOF, the parties have duly executed this Agreement as of the date first written above.

                                   THE PARKSTONE GROUP OF FUNDS


                                   By: /s/ George R. Landreth
                                      ---------------------------
                                        George R. Landreth
                                   Its: President

                                   THE WINSBURY COMPANY LIMITED PARTNERSHIP
                                   By:  BISYS Fund Services, Inc.
                                        General Partner

                                   By: /s/ Stephen G. Mintos
                                       --------------------------
                                        Stephen G. Mintos
                                   Its: Executive Vice President





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                                                          Dated: January 1, 1995

                                   SCHEDULE A
                        To the Administration Agreement
                    between The Parkstone Group of Funds and
                    The Winsbury Company Limited Partnership

NAME OF FUND                            DATE                    COMPENSATION
------------                            ----                    ------------
Parkstone Prime Obligations,            January 1, 1995         Annual Rate of twenty one-
U.S. Government Obligations,                                    hundredths of one percent
Tax-Free, Treasury, Municipal                                   (0.20%) of each such Fund's
Investor, Equity, Small                                         average daily net assets
Capitalization, High Income
Equity, International
Discovery, Bond, Limited
Maturity Bond, Intermediate
Government Obligations,
Municipal Bond, U.S.
Government Income, Michigan
Municipal Bond and Balanced
Funds

                                     THE PARKSTONE GROUP OF FUNDS



                                     By:  /s/ George R. Landreth
                                         --------------------------
                                          George R. Landreth
                                     Its: President


                                     THE WINSBURY COMPANY LIMITED PARTNERSHIP
                                     By:  BISYS Fund Services, Inc.
                                          General Partner


                                     By:  /s/ Stephen G. Mintos
                                         --------------------------
                                          Stephen G. Mintos
                                     Its: Executive Vice President